Exhibit 99.1

Investor Contact: Catalent, Inc. Paul Surdez 732-537-6325 investors@catalent.com

Catalent, Inc. Reports First Quarter Fiscal 2022 Results
•Q1'22 net revenue of $1.03 billion increased 21% as reported, or 20% in constant currency, compared to Q1'21. Organic, constant-currency net revenue grew 23%, compared to Q1'21.
•Q1'22 net earnings of $93 million.
•Q1'22 Adjusted EBITDA(1) of $252 million increased 44% both as reported and in constant currency, compared to Q1'21.
•Acquired Bettera, a leading manufacturer in the high-growth gummy, soft chew, and lozenge segments of the nutritional supplements market, for $1 billion on October 1, 2021.
•Increasing guidance range; projecting net revenue growth of 16-21% and Adjusted EBITDA growth of 20-27%.

Somerset, N.J. - November 2, 2021 -- Catalent, Inc. (NYSE: CTLT), the global leader in enabling pharma, biotech, and consumer health partners to optimize development, launch, and supply of better patient treatments across multiple modalities, today announced financial results for the first quarter of fiscal 2022, which ended September 30, 2021.
“Catalent’s strong start to fiscal 2022 was driven by robust growth in our Biologics segment and improving dynamics in both our Softgel and Oral Technologies and Oral and Specialty Delivery segments,” commented John Chiminski, Chair and Chief Executive Officer of Catalent, Inc. “We continued to support global efforts to address the pandemic and execute on our long-term growth strategy through disciplined acquisitions, including our recent purchase of Bettera, and continued investments in biologics drug substance, fill/finish, and cell and gene therapy capacity. We remain confident that the investments we are making will enable us to remain the preeminent industry partner for customers for decades to come.”
First Quarter 2022 Consolidated Results
Net revenue of $1.03 billion increased 21% as reported, or 20% in constant currency, from the $846 million reported for the first quarter a year ago. Overall organic net revenue growth (i.e., excluding the effect of acquisitions, divestitures, and currency translation) was 23%.
After accounting for the net earnings attributable to holders of Catalent’s Series A convertible preferred stock, net earnings attributable to common shareholders were $84 million, or $0.49 per basic and diluted share, compared to net earnings attributable to common shareholders of $69 million, or $0.42 per basic share, $0.41 per diluted share, in the first quarter a year ago.

EBITDA from operations(1) was $210 million, an increase of $48 million from $162 million in the first quarter a year ago. First quarter fiscal 2022 Adjusted EBITDA(1) was $252 million, or 24.6% of net revenue, compared to $174 million, or 20.6% of net revenue, in the first quarter a year ago. This represents an increase of 44% both as reported, and on a constant-currency basis.
Adjusted Net Income(1) was $128 million, or $0.71 per diluted share, compared to Adjusted Net Income of $78 million, or $0.43 per diluted share, in the first quarter a year ago.
First Quarter 2022 Segment Review

(Dollars in millions)	Three Months Ended September 30,		Constant Currency
	2021	2020	Change %
Biologics
Net revenue	$546	$377	44%
Segment EBITDA	166	107	55%
Segment EBITDA margin	30.3%	28.2%
Softgel and Oral Technologies
Net revenue	243	221	9%
Segment EBITDA	41	38	9%
Segment EBITDA margin	17.0%	17.1%
Oral and Specialty Delivery
Net revenue	146	159	(10)%
Segment EBITDA	33	21	48%
Segment EBITDA margin	22.8%	13.5%
Clinical Supply Services
Net revenue	96	93	2%
Segment EBITDA	26	25	*
Segment EBITDA margin	26.9%	27.0%
Inter-segment revenue elimination	(6)	(4)	(60)%
Unallocated costs	(56)	(29)	(90)%
Combined totals
Net revenue	$1,025	$846	20%

EBITDA from operations	$210	$162	29%
(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.
*Percentage not meaningful

Biologics segment	2021 vs. 2020
Year-Over-Year Change	Three Months Ended September 30,
	Net Revenue	Segment EBITDA
Organic	44%	56%
Impact of acquisitions	—%	(1)%
Constant currency change	44%	55%
Foreign exchange fluctuation	1%	—%
Total % change	45%	55%

Softgel and Oral Technologies segment	2021 vs. 2020
Year-Over-Year Change	Three Months Ended September 30,
	Net Revenue	Segment EBITDA
Organic	9%	9%
Constant currency change	9%	9%
Foreign currency translation impact on reporting	1%	—%
Total % change	10%	9%

Oral and Specialty Delivery segment	2021 vs. 2020
Year-Over-Year Change	Three Months Ended September 30,
	Net Revenue	Segment EBITDA
Organic	3%	104%
Impact of acquisitions	1%	(22)%
Impact of divestitures	(14)%	(34)%
Constant currency change	(10)%	48%
Foreign currency translation impact on reporting	2%	7%
Total % change	(8)%	55%

Clinical Supply Services segment	2021 vs. 2020
Year-Over-Year Change	Three Months Ended September 30,
	Net Revenue	Segment EBITDA
Organic	2%	—%
Constant currency change	2%	—%
Foreign currency translation impact on reporting	1%	3%
Total % change	3%	3%

Segment Net Revenue as a % of Total Net Revenue

	Three Months Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Biologics	53%	50%	52%	44%
Softgel and Oral Technologies	24%	25%	23%	27%
Oral and Specialty Delivery	14%	16%	16%	19%
Clinical Supply Services	9%	9%	9%	10%
Net Revenue	100%	100%	100%	100%
Balance Sheet and Liquidity
As of September 30, 2021, Catalent had $4.30 billion in total debt, and $2.29 billion in total debt net of cash and cash equivalents and marketable securities, compared to $2.27 billion in total net debt as of June 30, 2021. The current debt structure does not include any significant maturity until 2027. Cash and cash equivalents as of September 30, 2021 includes the net proceeds from an incremental term loan and a new issuance of notes, a portion of which net proceeds were used to fund the consideration paid for the acquisition of Bettera Holdings, LLC on October 1, 2021.
Catalent’s net leverage ratio(1) as of September 30, 2021 was 2.1x, compared to 2.2x at June 30, 2021 and 2.6x at September 30, 2020. Assuming the Bettera acquisition closed on September 30, 2021 as opposed to October 1, 2021, Catalent’s net leverage ratio would have been 3.0x.
Fiscal Year 2022 Outlook
Catalent is raising its previously issued guidance to account for the Bettera acquisition, which closed on October 1, and for stronger anticipated organic growth:

	Previous Guidance	Updated Guidance
Net revenue	$4,300 million - $4,500 million	$4,620 million - $4,820 million
Adjusted EBITDA	$1,130 million - $1,200 million	$1,225 million - $1,295 million
Adjusted net income	$585 million - $650 million	$630 million - $695 million
Weighted average shares outstanding - diluted (2)	181 million - 183 million	181 million - 183 million
(2) Includes the outstanding Series A convertible preferred stock as-if converted.
Earnings Webcast
The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.
About Catalent, Inc.
Catalent, Inc. (NYSE: CTLT), an S&P 500® company, is the global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world.

With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is the industry’s preferred partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,000 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply over 70 billion doses of more than 7,000 products to over 1,000 customers annually.

(1) See "Non-GAAP Financial Measures" below and the GAAP to non-GAAP reconciliation provided later in this release.

Catalent’s expert workforce exceeds 17,000, including more than 2,500 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated $4 billion in revenue in its 2021 fiscal year. For more information, visit www.catalent.com.
Non-GAAP Financial Measures
Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA
Management measures operating performance based on consolidated earnings from operations before interest expense, expense (benefit) for income taxes, and depreciation and amortization, adjusted for the income or loss attributable to non-controlling interests (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations.
Catalent believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. Catalent believes this measure is a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.
In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. Catalent believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. Catalent presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of its consolidated financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Catalent’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.
Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income) expense, impairments, restructuring costs, interest expense, income tax expense (benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under Catalent’s credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, Catalent’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.
Management also measures operating performance based on Adjusted Net Income and Adjusted Net Income per share. Adjusted Net Income is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. Catalent believes that the presentation of Adjusted Net Income and Adjusted Net Income per share enhances an investor’s understanding of its financial performance. Catalent believes these measures are a useful financial metric to assess its operating performance across periods by excluding certain items that it believes are not representative of its core business and Catalent uses these measures for business planning purposes. Catalent defines Adjusted Net Income as net earnings adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects of such cash and non-cash items. Catalent believes that Adjusted Net Income and Adjusted Net Income per share provides investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. Catalent’s definition of Adjusted Net Income may not be the same as similarly titled measures used by other companies.

The most directly comparable U.S. GAAP measure to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income is net earnings. Included in this release is a reconciliation of net earnings to EBITDA from operations, Adjusted EBITDA and Adjusted Net Income.
Catalent does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable U.S. GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting, and analyzing future periods, Catalent does so primarily on a non-GAAP basis without preparing a U.S.

GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on Catalent’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, Catalent does not believe that a U.S. GAAP reconciliation would provide meaningful supplemental information about its outlook.
Use of Constant Currency
As changes in exchange rates are an important factor in understanding period-to-period comparisons, Catalent believes the presentation of results on a constant-currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. Catalent uses results on a constant-currency basis as one measure to evaluate its performance. Catalent calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. Catalent generally refers to such amounts calculated on a constant-currency basis as excluding the impact of foreign exchange or being on a constant-currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant-currency basis, as Catalent presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.
Forward-Looking Statements
This release contains both historical and forward-looking statements. All statements other than statements of historical fact, are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would,” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans, or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: the current or future effects of the COVID-19 pandemic or any global health epidemic on Catalent's and its clients' or suppliers' businesses; participation in a highly competitive market and increased competition that may adversely affect Catalent’s business; demand for its offerings, which depends in part on its customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect Catalent’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on Catalent’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to Catalent’s operations; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products Catalent manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar against other currencies; adverse tax legislative or regulatory initiatives or challenges or adjustments to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition, or other transaction that may complement or expand its business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at existing facilities; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health, and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage that may limit its ability to raise additional capital to fund operations and react to changes in the economy or in the industry; and exposure to interest-rate risk to the extent of its variable-rate debt preventing it from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021, filed August 30, 2021. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc.
Consolidated Statements of Operations
(Unaudited; dollars and shares in millions, except per share data)

	Three Months Ended September 30,		FX Impact	Constant Currency Increase (Decrease)
	2021	2020		Change $	Change %
Net revenue	$1,025	$846	$7	$172	20%
Cost of sales	701	597	4	100	17%
Gross margin	324	249	3	72	29%
Selling, general, and administrative expenses	183	165	1	17	11%
Gain on sale of subsidiary	(1)	—	—	(1)	*
Other operating expense	4	2	1	1	19%
Operating earnings	138	82	1	55	67%
Interest expense, net	26	26	1	(1)	*
Other expense (income), net	9	(11)	—	20	(171)%
Earnings before income taxes	103	67	—	36	52%
Income tax expense (benefit)	10	(15)	—	25	(168)%
Net earnings	$93	$82	$—	$11	12%
Less: Net earnings attributable to preferred shareholders	(9)	(13)
Net earnings attributable to common shareholders	$84	$69

Weighted average shares outstanding - basic	171	164
Weighted average shares outstanding - diluted	173	167

Earnings per share:
Basic
Net earnings	$0.49	$0.42
Diluted
Net earnings	$0.49	$0.41
 *Percentage not meaningful

Catalent, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; dollars in millions)

	September 30, 2021	June 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,969	$896
Trade receivables, net	831	1,012
Inventories	622	563
Prepaid expenses and other	459	376
Marketable securities	50	71
Total current assets	3,931	2,918
Property, plant, and equipment, net	2,581	2,524
Other non-current assets, including intangible assets	3,671	3,670
Total assets	$10,183	$9,112

LIABILITIES, REDEEMABLE PREFERRED STOCK, AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$79	$75
Accounts payable	363	385
Other accrued liabilities	654	736
Total current liabilities	1,096	1,196
Long-term obligations, less current portion	4,225	3,166
Other non-current liabilities	482	476
Redeemable preferred stock	359	359
Total shareholders' equity	4,021	3,915
Total liabilities, redeemable preferred stock, and shareholders' equity	$10,183	$9,112

Catalent, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	Three Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$163	$150
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, equipment, and other productive assets	(154)	(150)
Proceeds from maturity of marketable securities	20	—
Settlement on sale of subsidiaries, net	(3)	—
Payment for acquisitions, net of cash acquired	(26)	—
Payments for investments	(4)	(1)
Net cash used in investing activities	(167)	(151)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	—	(4)
Proceeds from borrowing, net	1,096	—
Payments related to long-term obligations	(3)	(2)
Financing fees paid	(15)	—
Dividends paid	(4)	(8)
Proceeds from sale of common stock, net	—	82
Cash paid, in lieu of equity, for tax withholding obligations	(4)	(20)
Exercise of stock options	8	—
Other financing activities	4	2
Net cash provided by financing activities	1,082	50
Effect of foreign currency exchange on cash and cash equivalents	(5)	5
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,073	54
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	896	953
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,969	$1,007

Catalent, Inc.
Reconciliation of Net Earnings to EBITDA from Operations and Adjusted EBITDA*
(Unaudited; dollars in millions)

	Three months ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Net earnings	$82	$88	$232	$182	$93
Interest expense, net	26	26	27	32	26
Income tax (benefit) expense	(15)	21	85	39	10
Depreciation and amortization	69	71	76	73	81
EBITDA from operations	162	206	420	326	210
Stock-based compensation	19	11	8	13	21
Impairment charges and (gain) loss on sale of assets	2	1	5	1	3
Financing-related expenses	—	—	17	1	4
Restructuring costs	1	5	3	1	1
Acquisition, integration, and other special items	4	9	1	7	7
(Gain) loss on sale of subsidiary	—	—	(184)	2	(1)
Foreign exchange (gain) loss	(4)	(2)	4	(2)	9
Other adjustments	(10)	(6)	—	(1)	(2)
Adjusted EBITDA	$174	$224	$274	$348	$252
Favorable (unfavorable) FX impact					2
Adjusted EBITDA at constant currency					$250

* Refer to Catalent's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.

Catalent, Inc.
Reconciliation of Net Earnings to Adjusted Net Income*
(Unaudited; dollars in millions, except per share data)

	Three months ended
	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021
Net earnings	$82	$88	$232	$182	$93
Amortization (1)	23	23	23	24	23
Stock-based compensation	19	11	8	13	21
Impairment charges and (gain) loss on sale of assets	2	1	5	1	3
Financing-related expenses	—	—	17	1	4
Restructuring costs	1	5	3	1	1
Acquisition, integration, and other special items	4	9	1	7	7
(Gain) loss on sale of subsidiary (2)	—	—	(184)	2	(1)
Foreign exchange (gain) loss	(4)	(2)	4	(2)	9
Other adjustments (3)	(9)	(6)	—	(1)	(2)
Estimated tax effect of adjustments (4)	(9)	(11)	(17)	40	(15)
Discrete income tax (benefit) expense items (5)	(31)	(4)	56	(59)	(15)
Adjusted net income (ANI)	$78	$114	$148	$209	$128

Weighted average shares outstanding - basic	164				171
Weighted average shares outstanding - diluted	167				173

Earnings per share:
Net earnings per share - basic	$0.42				$0.49
Net earnings per share - diluted	$0.41				$0.49

ANI per share:
ANI per share - basic	$0.48				$0.75
ANI per share - diluted (6)	$0.43				$0.71

* Refer to Catalent's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1)    Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)    Represents the (gain) loss on sale of subsidiary associated with the blow-fill-seal business divestiture.

(3)    Represents unrealized gains related to the fair value of the derivative liability associated with the Series A convertible preferred stock.

(4)    The tax effect of adjustments to Adjusted Net Income are computed by applying the statutory tax rate in the jurisdictions to the income or expense items that are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(5)    Discrete period income tax expense (benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(6)    Represents Adjusted Net Income divided by the weighted average sum of (a) the number of shares of Common Stock outstanding, plus (b) the number of shares of Common Stock that would be issued assuming exercise or vesting of all potentially dilutive instruments, plus (c) the number of shares of Common Stock equivalent to the shares of Series A Preferred Stock outstanding under the "if-converted" method. For both the three months ended September 30, 2021 and 2020, the weighted average was 180 million.

Catalent, Inc.
Reconciliation of Segment EBITDA to Net Earnings
(Unaudited; dollars in millions, except per share data)

	Three Months Ended September 30,
	2021	2020
Biologics	$166	$107
Softgel and Oral Technologies	41	38
Oral and Specialty Delivery	33	21
Clinical Supply Services	26	25
Sub-Total	$266	$191
Reconciling items to net earnings
Unallocated costs (1)	(56)	(29)
Depreciation and amortization	(81)	(69)
Interest expense, net	(26)	(26)
Income tax (expense) benefit	(10)	15
Net earnings	$93	$82
(1) Unallocated costs include restructuring and special items, stock-based compensation, impairment charges, gain (loss) on sale of subsidiary, certain other corporate directed costs, and other costs that are not allocated to the segments.

Catalent, Inc.
Calculation of Net Leverage Ratio
(Unaudited; dollars in millions)

	September 30, 2020	December 31, 2020	March 31, 2021	June 30, 2021	September 30, 2021	September 30, 2021 Pro Forma (2)
Total Secured Debt	$927	$925	$992	$989	$1,435	$1,435
Total Unsecured Debt	2,132	2,131	2,231	2,252	2,869	2,869
Total Debt	3,059	3,056	3,223	3,241	4,304	4,304
Cash and Cash Equivalents	1,007	833	988	896	1,969	971
Marketable Securities	—	—	75	71	50	50
Total Net Debt	2,052	2,223	2,160	2,274	2,285	3,283
Adjusted EBITDA
Q2 2020	171
Q3 2020	185	185
Q4 2020	268	268	268
Q1 2021	174	174	174	174
Q2 2021		224	224	224	224	224
Q3 2021			274	274	274	274
Q4 2021				348	348	348
Q1 2022					252	252
LTM Adjusted EBITDA	$798	$851	$940	$1,020	$1,098	$1,098
Net Sr. Secured Debt / Adj. EBITDA	n.a.[1]	0.1x	n.a.[1]	0.0x	n.a.[1]	0.4x
Net Debt / Adj. EBITDA	2.6x	2.6x	2.3x	2.2x	2.1x	3.0.x
1 The sum of cash and cash equivalents plus marketable securities exceeds total secured debt.
2 Assumes Bettera acquisition closed on September 30, 2021.